Exhibit 99
MEREDITH CORPORATION
FISCAL 2009 THIRD QUARTER

INVESTOR CONFERENCE CALL

Mike Lovell

Good morning. I am Mike Lovell, director of investor relations at Meredith Corp. Before Chief Executive Officer Steve Lacy begins our presentation, I’ll take care of a few housekeeping items.

In our remarks today, we will include statements that are considered forward-looking within the meaning of federal securities laws.  The forward-looking statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.  A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings.  The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith’s Web site, as well.  With that, Steve will begin the presentation.

Steve Lacy

Good morning.  Today I’ll start with some thoughts on the current business environment, describe how Meredith is responding and provide more detail on our operating performance.  Joe Ceryanec, our chief financial officer, will go into greater depth on our financials and discuss our outlook.

Then we will be happy to answer any questions you may have. Joining us for the Q&A will be Jack Griffin, our Publishing Group president, and Paul Karpowicz, our Broadcasting Group president.

OVERVIEW

Looking broadly across our businesses, the performance improvement plan we put in place at the end of our fiscal 2008 is making a measurable impact on our results.  This plan emphasizes gaining market share, growing new revenue streams, and aggressively reducing cost and debt.

Additionally, our connection to the American consumer continues to be rock solid.  We’ve seen notable gains in magazine readership, subscription response rates and related profitability, for many of our national brands; marked improvement in news ratings at our local television stations; and a significant increase in traffic across our Web operations.

Fiscal third quarter earnings per share were $0.56, matching our previously stated expectations.  Revenues were $338 million. For the first nine months of fiscal 2009, earnings per share were $1.46 – excluding a special charge recorded in the second quarter, and revenues were $1.1 billion.  This compares to earnings per share of $2.40 and revenues of $1.2 billion in the year ago period.

I am particularly pleased with our market share gains and cost-reduction initiatives.  Our magazines and television stations are outperforming their respective industries, according to the most recently available advertising data.  Our total operating costs declined more than 6 percent in the quarter, even with a 7 percent increase in paper prices over the prior year period.

Through the first nine months of fiscal 2009, our operating costs declined 3 percent, including a 14 percent increase in paper prices. Digging a bit deeper, if you exclude the special charge and acquisitions, Meredith’s operating costs declined 5 percent, or more than $50 million, in the first nine months of fiscal 2009 compared to the prior-year period.

Unlike many of our peers, we raised our dividend during the third quarter, increasing it 5 percent in February.  We will eliminate approximately $100 million – or about 20 percent – of our debt by the end of fiscal 2009.  We continue to be well-positioned to make further investments in our business as strategic opportunities arise.

Looking more closely at the advertising environment, the recession continued to impact our results in the third quarter of fiscal 2009.  Although, it is not affecting our businesses equally.

In our Publishing business, anchored by strong national consumer brands including Better Homes and Gardens, Parents and Family Circle, advertising revenues declined 12 percent. That’s an improvement over the two preceding quarters of fiscal 2009, which saw decreases of 17 and 19 percent, respectively.

Also, our magazine advertising performance was significantly better than the industry as reported by the Publishers Information Bureau.  In the first calendar quarter, we increased market share to 11.1 percent of PIB advertising revenue from 9.4 percent in the prior year.

In our Broadcasting business, advertising revenues were down 31 percent.  While a significant drop, this represents an improvement during the quarter of about 1 point per week since our prior earnings conference call on Jan. 22, reflecting the trend we’ve seen of advertisers making buying decisions later.

Our Broadcasting performance in the fiscal third quarter was largely due to two factors:

1.	First, auto advertising revenues were down approximately 55 percent, accounting for more than half of Broadcasting’s total revenue decline.

2.
Second, the markets of Phoenix and Las Vegas, which have been particularly impacted by the depressed housing market.  Historically, these markets have grown faster than the U.S. national average, and in the long-term we believe they will continue to do so.

While the advertising market is difficult, we continue to be encouraged by the growth we are seeing in our non-traditional and non-advertising based businesses.  I’ll provide some detail on those activities in a moment.

The relevance of our brands and their connection to the consumer continues to grow across multiple media platforms.  We possess media assets of scale that are valuable to advertisers and marketers alike, including our consumer database and its broad reach to 85 million unduplicated American consumers.

Our performance improvement plan is working.  We continue to view it as a blueprint for our success.  We’re confident Meredith Corporation will emerge from the current recession faster than many of our peers and in a stronger competitive position.

Now, I’ll provide more detail on our operating performance, beginning with the Publishing segment.

PUBLISHING

As mentioned, the advertising environment remains challenging.  But we are seeing stabilization and some improvement in magazine advertising compared to the first half of fiscal 2009, and we expect this trend to continue into the fourth quarter as well.

Third-quarter advertising performance in seven of our 10 largest categories continued to improve compared to the fiscal first half.  Additionally, the categories of prescription and non-prescription drugs, and household supplies increased in the fiscal third quarter.

To maximize advertising revenues, we are aggressively pursuing market share.  Seven of Meredith’s nine measured titles gained share against their competitive sets in the first quarter of calendar 2009, according to PIB.  Of note:

Better Homes and Gardens; Family Circle; Ladies’ Home Journal; and More each increased share among women’s titles.  Also, Traditional Home and Fitness gained share within their respective fields.

Additionally, Family Circle was named to Adweek’s “Hot List” of Top 10 magazines for the second consecutive year. This list recognizes top performers, and cited Family Circle’s strong connection with its readers and highly relevant editorial content within the women’s lifestyle and service category.

The bulk of our advertising sales in the Publishing area fall into two areas: Corporate sales – where we generally deal with a media buying agency; and more strategic initiatives – which we call Meredith 360° - where we deal directly with the corporate client. These groups are helping Meredith gain share by emphasizing our broad reach and value the portfolio offers marketers while also selling customized messages we can promote across our multiple media platforms.

During the third quarter, we generated a number of sales wins that will favorably impact future results. These programs include:

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Developing a campaign for Church & Dwight highlighting its Arm & Hammer product line that includes print advertising, online programs, custom video produced by Meredith Video Solutions and creative services provided by Meredith.

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Dannon chose Meredith to develop a campaign highlighting its quart-sized yogurt product.  In addition to developing the creative elements of the program, we will be conducting a recipe contest involving the Better Homes and Gardens Test Kitchen along with magazine and online advertising.

•	We also won a major program for AstraZeneca during the third quarter.

These commitments emphasize the fact that our well-established media brands are particularly suited to helping clients strengthen their own connection to the consumer, and of course sell more product at retail.

We also increased advertising revenues 7 percent across our consumer Web sites in the third quarter as clients responded positively to the launch of the Meredith Women’s Network.

The network combines our largest sites, including Better Homes and Gardens and Parents with the Real Girls Network into a single entity that is, of course, marketed to advertisers. This network of high-quality branded content differentiates us in the marketplace from ad networks, which were created for the purpose of size alone.

Turning to circulation, both profit contribution and related margin in our subscription activities increased in the quarter.  Total circulation revenues declined 12 percent, as a result of fewer Special Interest Media titles published and continued soft retail sales. Magazine subscription revenues declined just 1 percent.

As I mentioned earlier, our consumer connection is rock solid as consumers turn to our brands for practical solutions and advice in the current economic environment.  We’re pleased to have strengthened that connection to consumers during the fiscal third quarter across many media platforms.  For example:

•	Direct mail response rates to our subscription offers have exceeded our expectations.

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Monthly unique visitors on our Publishing Web sites increased to approximately 15 million, and page views per month averaged about 170 million during the third quarter, an increase of more than 25 percent compared to the prior year.

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Response to the Better Homes and Gardens line of branded home products in Wal-Mart Stores continues to be very positive. Wal-Mart is supporting the line with a multiple media platform national advertising campaign that is reaching millions of American consumers.  We will nearly double the size of the U.S. program to about 1,000 SKUs of products in calendar 2009, and the program will be extended to Canada as well.

Turning to our Meredith Integrated Marketing, operating profit increased 10 percent during the third quarter, driven by our traditional custom publishing and digital service offerings.  The new capabilities added through a series of recent acquisitions allow us to pitch for a much broader range of business than ever before.

Revenues in Integrated Marketing typically come from a client’s marketing budgets.  Assignments are worth millions of dollars, and tend to span several years.  This business is an important long-term hedge against the month-to-month volatility of advertising revenues.

Meredith Integrated Marketing is holding its own in the challenging business environment.  We experienced some program reductions in the fiscal third quarter and have seen less new business activity.  However, we did have some notable new program commitments during the quarter in the pharmaceutical and the financial services areas.

To summarize the publishing group discussion, while the advertising environment remains challenging, we are encouraged by the market-share gains and improving quarter-over-quarter revenue trends that we are delivering.  Our consumer connection is stronger than ever, and we continue to achieve significant contributions from new revenue streams including integrated marketing and brand licensing.

At the same time, we have successfully implemented efficiency measures that are leading to meaningful cost reductions.

BROADCASTING

Now turning to our Broadcasting Group, the recessionary economy had a significant impact on advertising in the third quarter of fiscal 2009.  The largest declines were in automotive, traditionally the No. 1 category for local broadcasters.  Auto advertising was off about 55 percent.  Most other Top 10 advertising categories also experienced double-digit declines.

Notable exceptions were travel-related advertising, which although small, more than doubled, and education-related advertising, which increased modestly.  Broadcasting advertising revenues were also impacted by the weak markets in Phoenix and Las Vegas, which I mentioned a few moments ago.

Similar to Publishing, we are seeing success from the implementation of our performance improvement plan across Broadcasting.

Our connection to the consumer is strong and growing.  Most of our television stations posted stronger ratings during the recently completed March sweeps.  Highlights include:

•	Viewership gains in late news across most stations, including Phoenix, Greenville, Atlanta, Hartford, Las Vegas and Kansas City.

•	Viewership gains during the morning news in Atlanta, Kansas City, Las Vegas and Greenville.

•	Our powerhouse Hartford CBS station continued its market leadership across all news periods, and our Nashville NBC affiliate ranked #1 in all three evening newscasts.

These ratings gains are key to commanding higher revenues for advertising spots into the future.

Our consumer connection is also reflected in the fast-growing popularity of the Better show, our nationally syndicated lifestyle television show.  The show, produced by Meredith Video Solutions, our in-house video production group, has syndication agreements now in more than 50 markets.  This includes half of the nation’s top 10, such as Houston, Dallas and Atlanta.

Our business model for Meredith Video Solutions includes multiple revenue streams, such as traditional 30-second spots, syndication fees and product integration.   As many as eight minutes of the Better show can be "localized” and include local product integration, as well as sponsorships for news and entertainment features.

During the fiscal third quarter, Meredith Video Solutions integrated messaging from State Farm Insurance as part of a series of customized videos that focus on child-care topics including installing a car seat, visiting the doctor and baby-proofing the home.  The “Welcome Home Baby” program was recently highlighted in a story by Ad Age, and also included other custom content in English and Spanish distributed across print, online and at consumer events.

Another example of growth in new revenue streams is retransmission fees, which more than doubled in the fiscal third quarter to $5 million.  Meredith has now successfully completed new retransmission agreements with six of the seven major cable operators in our markets.  We expect retransmission fees will be at least $20 million in fiscal 2010.

Broadcasting operating costs declined 5 percent during the fiscal third quarter.  To reduce expenses even further and improve efficiency, we are implementing a plan to centralize certain functions – including master control, traffic and research – across the group.

To summarize the Broadcasting discussion, the television industry is experiencing one of the most difficult advertising environments in its history.   However, we continue to believe that television remains the most powerful and efficient way to reach American consumers.  We are encouraged by the ratings gains at our stations, and our ability to grow new revenue streams from retransmission fees and video content creation.  We are aggressively reducing costs, including the centralization activities I mentioned a moment ago, which will be fully implemented in mid-fiscal 2010.

With that operational overview, I’ll turn the presentation over to Chief Financial Officer Joe Ceryanec.

FINANCIAL UPDATE  (Joe Ceryanec)

Thanks Steve. As Steve noted, we continue to emphasize our performance improvement plan, which is focused on gaining market share, growing new revenue, and aggressively reducing costs and debt.

As we’ve been discussing for the last several quarters, we have placed significant emphasis on managing our costs and expenditures.  Operating costs at our Publishing unit declined approximately 7 percent in the third fiscal quarter, and despite seven percent higher paper prices were down 4 percent for the first nine months of fiscal 2009.  Broadcasting operating costs declined 5 percent during the quarter.  We expect further savings to Broadcasting operating costs as our centralization plan is rolled out across this group.

Meredith generated $56 million in cash flow from operations during the third quarter and $139 million for the first nine months.  We had cash and cash equivalents of $74 million at March 31st, up over $41 million from last quarter end.

Meredith's total debt was $455 million at the end of the quarter, which is down $30 million from the beginning of our fiscal year.  So with our debt balance down $30 million and cash of over $70 million at March 31st, we’re well-positioned to reduce our debt in Fiscal 2009 by $100 million, which is a 20 percent reduction.

The weighted average interest rate on our debt was approximately 4.5 percent at the end of the quarter, and our debt-to-EBITDA ratio was well under existing debt covenants at a conservative 1.9 to 1.

As Steve noted, we raised our dividend 5 percent during the third quarter.  This is in sharp contrast to many other publicly traded companies, who have reduced their dividends or eliminated them entirely.  Our dividend yield is currently over 5 percent, based on our closing share price at March 31, 2009.

As Steve noted, we have a strong balance sheet and we continue to reduce our debt.  We are exercising aggressive expense management across the company and are well-positioned to weather the current softness in advertising and general turbulence in the markets.

OUTLOOK

Turning to our outlook for the fourth quarter and full fiscal year, most of Meredith’s advertising clients continue to be impacted by the recession.

In Publishing, with two of the quarter’s three magazine issues closed, fiscal 2009 fourth quarter advertising revenues are expected to be down approximately 12 percent.

In Broadcast, with nine weeks left in the fourth fiscal quarter, advertising pacings are down 32 percent. In the third quarter of fiscal 2009, with nine weeks left to go, pacings were down 40 percent.  As Steve noted, we saw about one percent improvement per week in the last nine weeks of the quarter.

Currently, Meredith expects fiscal fourth quarter earnings per share to range from $0.52 to $0.57.  Full year fiscal 2009 earnings per share from continuing operations are expected to range from $2.00 to $2.05, excluding the special charge taken in our fiscal second quarter.

Meredith’s average tax rate is expected to be approximately 40 percent in the fourth quarter, and for the full fiscal 2009.

A number of uncertainties remain that may affect Meredith’s outlook for results in the fourth quarter and full fiscal year as stated in our press release.  These include overall advertising volatility; the performance of the company’s retail businesses; and paper prices and postal rates. These and other uncertainties are referenced below under “Safe Harbor” and in certain of our SEC filings.

And now I’ll turn it back to Steve for closing comments.

CONCLUSION

To wrap up quickly before the Q&A, we believe Meredith possesses a solid foundation that is well-positioned to build shareholder value over time.

•	We have assimilated a powerful portfolio of profitable and vibrant media assets and brands. We have a proven track record of outperforming our respective industries and growing market share.

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We possess a strong and growing connection to the American consumer, particularly women who make the vast majority of purchasing decisions in the household.  This is proven through increasing readership, viewership and online traffic;

•	Our revenue mix is well-balanced, with approximately 55 percent generated from ad-based sources and 45 percent from non-advertising sources;

•	Many of these non-advertising sources of revenues, including brand licensing and video production businesses, are experiencing rapid growth and possess more upside potential;

•	We are continuing our aggressive expense and cash management program.

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We generate significant operating cash flow, have a conservative balance sheet and a modest level of debt at a low cost of funds.  As mentioned a couple of times this morning, we will eliminate more than 20 percent of our debt in fiscal 2009.

We’re confident we will manage through this period and emerge in a strong competitive position.

Now, we’d be happy to field your questions.